WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN

Performance Stock Unit Agreement

Winnebago Industries, Inc. (the “Company”), pursuant to its 2019 Omnibus Incentive Plan (the “Plan”), hereby grants an award of Performance Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Performance Stock Unit Agreement (the “Agreement”), consisting of this cover page, the Terms and Conditions on the following pages and the attached Exhibit 1, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Target Number of Performance Stock Units:
Maximum Number of Performance Stock Units:
Grant Date:
Performance Period:	August 30, 2020 – August 28, 2021
Vesting Schedule:
Of the Units determined in accordance with Exhibit 1 to have been earned as of the end of the Performance Period, (i) 50% will vest* on the date the Company’s Human Resources Committee certifies such performance results, which shall be no later than the 10th day of the third calendar month following the end of the Performance Period and (ii) the remaining 50% will vest on the second anniversary of the Grant Date.

Performance Goals:	See Exhibit 1
* Assumes your service has been continuous from the Grant Date to the vesting date.

    By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents.

PARTICIPANT:                    WINNEBAGO INDUSTRIES, INC.

                            By:
                            Title:

WINNEBAGO INDUSTRIES, INC.
2019 OMNIBUS INCENTIVE PLAN
Performance Stock Unit Agreement

Terms and Conditions

1.    Defined Terms. For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
“Good Reason” shall have the meaning set forth in your change in control agreement, if applicable.
2.    Award of Performance Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions of this Agreement and the Plan, of an award of Performance Stock Units (the “Units”) in an amount initially equal to the Target Number of Performance Stock Units specified on the cover page of this Agreement. The number of Units that may actually be earned and become eligible to vest pursuant to this Award can be between 0% and 200% of the Target Number of Performance Stock Units, but may not exceed the Maximum Number of Performance Stock Units specified on the cover page of this Agreement. Each Unit that is earned as a result of the performance goals specified in Exhibit 1 to this Agreement having been satisfied and which thereafter vests represents the right to receive one share of the Company’s common stock (each, a “Share”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

3.    Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with the Plan. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to its transfer. Any attempted transfer in violation of this Section 3 shall be void and without effect. The Units and your right to receive Shares in settlement of any Units under this Agreement shall be subject to forfeiture except to extent the Units have been earned and thereafter vest as provided in Section 5a.

4.    No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with any Units granted or earned pursuant to this Agreement unless and until Shares are issued to you in settlement of earned and vested Units as provided in Section 6.

5.    Vesting and Forfeiture of Units. For purposes of this Agreement, “Vesting Date” means any date, including a Scheduled Vesting Date (defined below), on which Units subject to this Agreement vest as provided in this Section 5. Subject in all cases to Section 16(i) of the Plan, the Units shall vest at the earliest of the following times and to the degree specified.

(a)    Scheduled Vesting. One-half of the number of Units that have been earned during the Performance Period, as determined by the Committee in accordance with Exhibit 1 (the “Earned Units”), will

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vest on the First Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the First Scheduled Vesting Date, and the remaining one-half of the Earned Units will vest on the Second Scheduled Vesting Date, so long as your Service has been continuous from the Grant Date to the Second Scheduled Vesting Date. For these purposes, the “First Scheduled Vesting Date” means the date the Committee certifies (i) the degree to which the applicable performance goals for the Performance Period have been satisfied, and (ii) the number of Earned Units, which certification shall occur no later than the 10th day of the third calendar month following the end of the Performance Period, and the “Second Scheduled Vesting Date” is the second anniversary of the Grant Date. The First Scheduled Vesting Date and the Second Scheduled Vesting Date are each a “Scheduled Vesting Date.”

(b)    Death or Disability. If your Service terminates by reason of your death or Disability prior to the conclusion of the Performance Period, then as of the date of your termination of Service, the Target Number of Performance Stock Units shall vest. If your Service terminates by reason of your death or Disability after the Performance Period, then as of your termination of Service, the number of Earned Units shall vest.

(c)    Change in Control. If a Change in Control occurs after the Grant Date but before a Scheduled Vesting Date and your Service continues to the date of the Change in Control, the provisions of Section 12 of the Plan shall apply, including those providing for benefits upon termination of Service for Good Reason.

(d)    Forfeiture of Unvested Units. To the extent any of Sections 5(a) through (c) is applicable to this Award, any Units that do not vest on the Vesting Date as provided therein shall immediately be forfeited. If your Service terminates prior to a Scheduled Vesting Date under circumstances other than as set forth in Sections 5(b) and 5(c), all unvested Units shall immediately be forfeited.

6.    Settlement of Units. As soon as practicable after any date on which Units vest (but no later than the 15th day of the third calendar month following the Vesting Date), the Company shall cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements as provided in Section 16 of the Plan, and shall be in complete satisfaction and settlement of such vested Units. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to issuance of Shares as provided herein.

7.    Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on the date any Units vests pursuant to Section 5 above, the Total Dividend Equivalent Amount will be credited to your performance stock unit account in cash. The “Total Dividend Equivalent Amount” will be determined by multiplying the number of underlying Units determined to have vested as of the Vesting Date by the per share amount of each cash dividend paid on the Company’s common stock with a record date and payment date occurring between the Grant Date and the Vesting Date, and adding those products together. The Total Dividend Equivalent Amount so credited will be fully vested and subject to settlement at the same time as the underlying Units as provided in Section 6 above. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

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8.    Tax Consequences and Withholding. No Shares will be delivered to you in settlement of vested Units, and no payment of any vested Total Dividend Equivalent Amount will be made, unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares and any such payment. You hereby authorize the Company (or any Affiliate) to withhold from the Total Dividend Equivalent Amount, payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You further authorize and consent to the Company, or its respective agents, that all withholding tax obligations may be satisfied by having the Company or its agent withhold a number of Shares that would otherwise be issued to you in settlement of the Units and that have a fair market value equal to the then-outstanding amount of such withholding tax obligations, unless in lieu thereof, you elect at the time of conversion of the Units such other then-permitted method or combination of methods established by the Committee in its discretion, if any, to satisfy your withholding tax obligations.

9.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, to the attention of its Senior Vice President, General Counsel and Secretary, at its office at 13200 Pioneer Trail, Suite 150, Eden Prairie, MN 55347, slbogart@winnebagoind.com, and all notices or communications by the Company to you may be given to you personally or may be mailed or, if you are still a Service Provider, emailed to you at the address indicated in the Company's records as your most recent mailing or email address.
10.    Additional Provisions.
(a)    No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

(b)    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

(c)    Governing Law. This Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Iowa, without giving effect to the choice of law principles thereof.

(d)    Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

(e)    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

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(f)    Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

(g)    Electronic Delivery and Acceptance. The Company may deliver any documents related to this Performance Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
(h)    Forfeiture and Compensation Recovery. To the extent that this Award and any compensation associated herewith is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, this Award and any compensation associated herewith shall be subject to potential forfeiture or recovery by the Company or other action in accordance with the Company’s Executive Officer Incentive Compensation Recovery Policy, as may be amended or amended and restated from time to time, and any other compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s Shares are then listed, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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